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Pricing Supplement dated September 18, 2001                      Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                     File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                         TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount: $100,000,000          Trade Date: September 18, 2001
Issue Price: See "Plan of Distribution" Original Issue Date: September 24, 2001 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $99,990,000
 Terms of the Notes - Interest"         Principal's Discount
Interest Payment Period: Quarterly       or Commission: 0.01%
Stated Maturity Date: September 25, 2002
_______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [X] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
             [ ]  LIBOR     [ ]  Treasury Rate        [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

   Initial Interest Reset Date: September 25, 2001  Spread (+/-): -2.925%
   Interest Rate Reset Period: Daily                Spread Multiplier:  N/A
   Interest Reset Dates: Each Business Day          Maximum Interest Rate: N/A
   Interest Payment Dates: December 27, 2001,       Minimum Interest Rate: N/A
      March 25, 2002, June 25, 2002 and             Index Maturity: N/A
      September 25, 2002                            Index Currency:  U.S. dollars

Day Count Convention:
    [ ]  30/360 for the period from                    to
    [X]  Actual/360 for the period from September 24, 2001 to September 25, 2002
    [ ]  Other (see attached)                        to

Redemption:
    [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ]  The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date: N/A
         Initial Redemption Percentage:    N/A
         Annual Redemption Percentage Reduction: N/A

Repayment:
    [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                              ___________________________

                              J.P. Morgan Securities Inc.

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                             ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this Pricing Supplement (the "Notes") will be equal to the Prime Rate on September 20, 2001 minus 2.925%. Notwithstanding anything to the contrary in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date.

          Notwithstanding anything to the contrary in the Prospectus Supplement, for the sole purpose of determining Interest Payment Dates for the Notes, "Business Day" shall be a day that is both a London Business Day and a New York Business Day. For purposes of determining Interest Reset Dates and Interest Determination Dates, "Business Day" shall be a New York Business
Day.

          Notwithstanding anything to the contrary in the Prospectus Supplement, if any Interest Payment Date would otherwise be a day that is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. JP Morgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JP Morgan.

          Under the terms and conditions of the Agreement, JP Morgan is committed to take and pay for all of the Notes offered hereby if any are taken.